UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 2, 2010
POSTROCK ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34635	27-0981065
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (405) 600-7704
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Securities Purchase Agreement
     On September 2, 2010, PostRock Energy Corporation (the “Corporation”) entered into a securities purchase agreement (the “Purchase Agreement”) with White Deer Energy L.P., White Deer Energy TE L.P. and White Deer Energy FI L.P. (collectively, the “Investor”) pursuant to which, in exchange for a cash investment of $60 million, the Corporation will issue to the Investor 6,000 shares of a new Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), 190,476.19 shares of a new Series B Voting Preferred Stock (the “Series B Preferred Stock”) and warrants to purchase 19,047,619 shares of the Corporation’s common stock at an exercise price of $3.15 per share (the “Investment”). The Series A Preferred Stock, the Series B Preferred Stock and the warrants are referred to herein as the “Securities.” The Investor will have the right under the warrants to acquire approximately 70% of the Corporation’s common stock (including the common stock issuable upon exercise of the warrants) and will have in excess of 20% of the outstanding voting power of the Corporation’s capital stock. Consequently, the Investment will result in a change of control under applicable regulations of the NASDAQ OMX Group Inc. (“Nasdaq”).
     Stephens Inc. has delivered its written opinion to the Corporation’s Board of Directors that, as of September 1, 2010, and based upon and subject to the factors and assumptions and qualifications set forth therein, the consideration to be received by the Corporation in the Investment is fair to the Corporation from a financial point of view. Stephens Inc. provided its opinion for the information and assistance of the Corporation’s Board of Directors in connection with its consideration and approval of the Investment on September 1, 2010.
     The material terms of the Investment are summarized below:
     (i) Series A Preferred Stock. The Series A Preferred Stock will be entitled to a cumulative dividend of 12% per annum on its liquidation preference, compounded quarterly on each March 31, June 30, September 30 and December 31. The liquidation preference will total $60 million on the closing date of the Investment and will increase by the amount of accrued and unpaid dividends. Prior to July 1, 2013, dividends will be payable only when, as and if declared by the Board of Directors. Thereafter, the Board of Directors will declare dividends, payable on each quarterly dividend payment date, subject only to the legal availability of funds for declaration and payment thereof. The Corporation is required to redeem the Series A Preferred Stock 90 months after its issuance date at 100% of the liquidation preference. From and after one year from the issuance date until such mandatory redemption date, the Corporation will have the option to redeem all or a specified minimum portion of the Series A Preferred Stock at 110% of the liquidation preference. The holders of the Series A Preferred Stock will have the right to require the Corporation to purchase their shares on the occurrence of specified change in control events at 110% of the liquidation preference. In the case of specified defaults by the Corporation, including the failure to pay dividends for any quarterly period after July 1, 2013, and until the defaults are cured, the holders of the Series A Preferred Stock will have the right to appoint two additional directors to the Board of Directors, and the dividend rate will increase by 2%. The Series A Preferred Stock will not vote generally with the common stock, but will have specified approval rights with respect to, among other things, changes to the Corporation’s certificate of incorporation that affect the Series A Preferred Stock, cash dividends on the common stock or other junior stock, redemptions or repurchases of common stock or other capital stock, increases in the size of the Board of Directors, changes to specified debt agreements and changes to the Corporation’s business.
     (ii) Warrants. The warrants issued at the closing of the Investment will be exercisable for a total of 19,047,619 shares of common stock at an exercise price of $3.15 per share. Additional warrants will be issued on each quarterly dividend payment date of the Series A Preferred Stock prior to July 1, 2013 on which dividends are not paid in cash but instead accrue. The additional warrants issued with respect to any such dividend payment date will be exercisable for a number of shares of common stock equal to the amount of dividends that are not paid on that dividend payment date divided by the closing price of the common stock on the trading date immediately preceding the dividend payment date, and the exercise price of the warrants will be such closing price. The warrants, including any additional warrants, will be exercisable for 90 months following the applicable issuance date, but not before the earlier of 120 days after the closing of the Investment or a change in control of the Corporation. Each warrant will be coupled, and trade as a unit, with a number of one one-hundredths of a share, or a “fractional share,” of Series B Preferred Stock equal to the number of shares of common stock purchasable upon exercise of the warrant. The warrants and the Series B Preferred Stock may not be transferred separately. If and when the warrant is exercised, the holder of the warrant will be required to deliver to the Corporation, as part of the payment of the exercise price, a number of fractional shares of Series B Preferred Stock equal to the number of shares of common stock purchased upon such exercise. The holders of the warrants have the right to pay the exercise price in cash, by electing a cashless exercise (whereby the holder will receive the excess of the market price of the common stock over the exercise price in shares of common stock valued at the market price) or by tendering shares of Series A Preferred Stock with a liquidation preference equal to the exercise price. If the market price of the common stock exceeds 300% of the exercise price for a specified period of time and other conditions are satisfied, the Corporation may require the holders of the warrants to exercise warrants to purchase up to 50% of shares covered thereby, but in the aggregate not less than 750,000 shares or more than 50% of the trading volume of the common stock over the preceding 20 trading days.
     (iii) Series B Preferred Stock. The holders of Series B Preferred Stock will be entitled to vote in the election of directors and on all other matters submitted to a vote of the holders of common stock of the Corporation, with the holders of Series B Preferred Stock and the holders of common stock voting together as a single class. Each fractional share of Series B Preferred Stock will have one vote. The voting rights of each share of Series B Preferred Stock may not be exercised by any person other than the holder of the warrant that is part of the unit with such share or fractional share and will expire on the expiration date of such warrant. The Series B Preferred Stock will have no dividend rights and a nominal liquidation preference. Until December 31, 2011, the holders of the Series B Preferred Stock and their affiliates are limited to 45% of the votes applicable to all outstanding voting stock, which limit includes any common stock held by them. After December 31, 2011, the limit only restricts the voting of the Series B Preferred Stock, and the holders and their affiliates may vote any shares of common stock held by them without regard to that limit.
     (iv) Board Designees. Upon closing, the Investor will have the right to designate three of twelve members of the Corporation’s Board of Directors. The Securities Purchase Agreement includes provisions for a step-down of this right to designate members of the Board if and as the Investor’s equity stake in the Corporation decreases. The initial directors to be designated by the Investor are Thomas J. Edelman, James D. Bennett and Nathan M. Avery.
     (v) Registration Rights. The Investor was granted registration rights with respect to the Series A Preferred Stock and the shares of common stock underlying the warrants.
     (vi) Future Investments. The Investor has also committed, for a period of 18 months following closing of the Investment, to reserve $30 million of additional capital to be invested in equity of the Corporation as may reasonably be required for acquisitions, an accelerated development program or other corporate purposes on mutually acceptable terms.
     (vii) Other Provision. Following the closing until the Investor’s ownership falls below a specified level, without the Investor’s consent, the Corporation may not issue common stock, securities convertible into or exchangeable for common stock or options or rights to purchase common stock for other than cash or at a price per share less than $4.73. In addition, during such period, the Investor will have preemptive rights in any issuance by the Corporation of common stock, securities convertible into or exchangeable for common stock or options or rights to purchase common stock. Each of these provisions is subject to certain exceptions. The Corporation has agreed to indemnify the Investor for breaches of the transaction documents and to reimburse the Investor for up to $1 million of expenses in connection with the Investment. The Corporation also has agreed to reimburse the Investor for its reasonable out-of-pocket costs and expenses incurred or made in connection with ongoing oversight of the Corporation for one year after closing.
     The closing of the Investment, which is scheduled to occur on September 24, 2010, is conditioned on, among other things, the concurrent closing of the New Credit Agreements (defined and further discussed below). The Investors’ obligation to effect the closing is subject to additional conditions, including among others that:
•	there are not any proceedings which have been commenced against any of the parties to the Purchase Agreement by any person involving or affecting in any way the consummation of the Investment; and

•	since the date of execution of the Purchase Agreement, there has not occurred a material adverse effect on (1) the industry, business, properties, results of operations or financial condition of the Corporation and its subsidiaries, taken as a whole, or on the U.S. financial markets, or (2) the Corporation’s ability to timely consummate the Investment.
     The Purchase Agreement is terminable by mutual written consent or by either party if: (1) the closing has not occurred by September 30, 2010 or (2) the Investment is enjoined or otherwise prohibited by a final and non-appealable governmental order or ruling.
* * * * *
     This description of the Purchase Agreement, the Securities and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such documents, which are attached as Exhibits 4.1, 4.2, 4.3, 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated in this report by reference. The Purchase Agreement has been attached to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about the Investor or the Corporation. In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in confidential disclosure schedules provided by the Corporation to the Investor in connection with the signing of the Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the Investor, on the one hand, and the Corporation, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Purchase Agreement should not be viewed as characterizations of the actual state of facts about the Investor or the Corporation.
The Master Debt Restructuring Agreement
     Simultaneously with the execution of the Purchase Agreement with the Investor, the Corporation entered into a Master Debt Restructuring Agreement with all of its existing lenders which provides for all of the existing credit agreements to be restructured, rearranged and amended and completely superseded by new facilities, which will have the terms set forth below. The new facilities provide for debt covenant, borrowing base redetermination and interest rate relief and permit the Corporation to further simplify its organizational structure, among other things. The closing of the transactions contemplated by the Master Debt Restructuring Agreement is subject to the requirement that the Corporation simultaneously close the Investment and other customary conditions for a debt restructure closing. After giving effect to the Investment, the use of a portion of the proceeds to reduce outstanding indebtedness and the closing of the New Credit Agreements, the Corporation’s long-term debt as of June 30, 2010 would have been reduced by approximately $65 million.
     Simplified Debt Structure.
     After giving effect to the transactions contemplated by the Master Debt Restructuring Agreement, the new simplified debt structure will consist of the following:
     (i) The Second Amended and Restated Credit Agreement by and among PostRock Energy Services Corporation and PostRock MidContinent Production, LLC, as borrowers, Royal Bank of Canada (“RBC”), as administrative and collateral agent, and the lenders party thereto relating to a secured borrowing base facility with $225 million available at closing (with approximately $200 million drawn on the closing date and $25 million of availability) (the “Revolver”);
     (ii) The Second Amended and Restated Credit Agreement by and among PostRock KPC Pipeline, LLC (f/k/a Quest Pipelines (KPC)) (“KPC”) and PostRock Energy Services Corporation, as borrowers, RBC, as administrative and collateral agent, and the lenders party thereto relating to a $15 million secured term loan (the “KPC Loan”); and
     (iii) The Third Amended and Restated Credit Agreement by and between Quest Eastern Resource LLC (“QER”), as borrower, and RBC, as administrative and collateral agent and lender, relating to an approximately $43.2 million secured Renewal Term Loan (the “QER Term Loan”).
     The Revolver, the KPC Loan and the QER Term Loan are referred to herein as the “New Credit Agreements.”
     Existing Credit Agreements
     The Corporation has four existing credit agreements summarized as follows:
     (i) A term loan with a current outstanding principal balance of approximately $125 million and no available capacity, secured by the Corporation’s assets owned by Quest Cherokee, LLC (the “MidContinent Loan”);
     (ii) A second lien senior term loan with a current outstanding principal balance of approximately $30.2 million, secured by a second lien on the Corporation’s assets owned by Quest Cherokee, LLC (the “Second Lien Loan”);
     (iii) A credit agreement with a current outstanding principal balance of approximately $118.7 million secured by the Corporation’s assets owned by PostRock Midstream LLC (f/k/a Quest Midstream Partners, LP) and Bluestem Pipeline, LLC, which include the Bluestem gas gathering system and the KPC Pipeline (the “Midstream Loan”); and
     (iv) A credit agreement with a current outstanding principal balance of approximately $43.2 million, secured by the Corporation’s Appalachian assets owned indirectly by PostRock Energy Services Corporation (f/k/a Quest Resource Corporation), the borrower (the “PESC Loan”).
     New Credit Agreements
     (i) Borrowing Base Revolving Credit Facility. Under the terms of the new Revolver, PostRock MidContinent Production, LLC (“MidContinent”) and PostRock Energy Services Corporation (“PESC”) agree to prepay the outstanding indebtedness under the MidContinent Loan in an amount equal to approximately $19.2 million from the proceeds of the Investment. In consideration therefor, the lenders agree to completely replace and supersede the MidContinent Loan and the Second Lien Loan with the Revolver, which will be secured by the same assets that secured the MidContinent Loan and the Second Lien Loan (including the assets of MidContinent, which include all of the oil and gas exploration assets located in the Cherokee Basin and all of the oil and gas exploration assets located in the Appalachian basin that are not owned by QER) in addition to the Bluestem gas gathering system (which partially secured the Midstream Loan and prior to the closing of the Transactions will be owned by MidContinent). The Corporation will guarantee the obligations under the Revolver. The Revolver also requires commodity hedging on substantially similar terms as contained in the MidContinent Loan.
     In order to structure the Revolver as just described, the current lenders under the Midstream Loan agree to assign all of the outstanding debt thereunder to the lenders under the Revolver, except for a $15 million portion of the debt under the Midstream Loan supported by the value of the KPC Pipeline, the other assets of KPC, and the liens thereon. In addition, the current lenders under the Midstream Loan agree to allow the lenders under the Revolver to have a second lien on the KPC Pipeline and the other assets of KPC.
     Additionally, immediately prior to closing the Transactions, the Corporation is effecting an internal restructuring whereby, through a series of mergers and name changes, some of the Corporation’s existing subsidiaries will be combined, resulting in certain assets being owned by subsidiaries different than those that own them today, including, specifically, the Bluestem gas gathering system, which will be owned by MidContinent immediately prior to closing the Transactions. Other material terms of the Revolver are as follows:
•	Interest Rate: LIBOR plus 3.50% to 4.00% or Base Rate plus 2.50% to 3.00%, in each case depending on utilization.

•	Maturity Date: June 30, 2013.

•	First Borrowing Base Redetermination: July 31, 2011.

•	Payments: Mandatory prepayment of principal upon (a) a material disposition of assets; (b) a sale of the Appalachian assets owned by MidContinent; (c) a change of control, excluding any change of control as a result of the Investment, and (d) the existence of a borrowing base deficiency; otherwise principal is repaid at maturity. Interest payments are due (i) at the end of each LIBOR interest period but in no event less frequently than quarterly, in the case of LIBOR loans, or (ii) quarterly, in the case of Base Rate loans.

•	Security Interest: Secured by (i) a first lien on all of the Corporation’s assets other than the Appalachian properties owned by QER, the equity of QER, three lateral gas pipelines owned by Quest Transmission Company, LLC, the KPC Pipeline and the other assets of KPC and (ii) a second lien on the KPC Pipeline and the other assets of KPC.
     (ii) KPC Loan. Under the terms of the KPC Loan in the amount of $15,000,000, PESC and KPC agree to prepay approximately $14,700,000 of the outstanding indebtedness under the Midstream Loan from the proceeds of the Investment. In exchange, the lenders under the Midstream Loan agree to assign approximately $89,000,000 of the indebtedness owing under the Midstream Loan to the lenders under the Revolver and to retain only $15,000,000 of such indebtedness. KPC will be a borrower under the KPC Loan which will be secured by a first lien on the KPC Pipeline and the other assets of KPC, and by a second lien on the assets in which the lenders under the Revolver have a first lien. Other material terms of the KPC Loan are as follows:
•	Interest Rate: LIBOR plus 3.75% or Base Rate plus 2.75%.

•	Maturity Date: February 28, 2012.

•	Payments: Monthly principal payments in the amount of $500,000 for the first six months after closing and $1,000,000 thereafter and monthly interest payments. Mandatory prepayment of (a) net available cash from the sale of the KPC Pipeline or the equity of KPC and (b) total outstanding amounts upon a change of control, excluding any change of control as a result of the Investment.
•	Security Interest: Secured by a first lien on the KPC Pipeline and the other assets of KPC only and by a second lien on the assets in which the lenders under the Revolver have a first lien.
     (iii) Quest Eastern Resource LLC Term Loan. Under the terms of the QER Term Loan in the amount of approximately $43.2 million, (a) QER will assume, as borrower, the indebtedness currently owed under the PESC Loan and in connection therewith, the lender under the PESC Loan will release (x) PESC from any liability or obligation to repay amounts owing under the PESC Loan and (y) all of the guarantors thereunder from their respective guarantees of the indebtedness owing under the PESC Loan and from their respective mortgages and security agreements; (b) the lender under the PESC Loan will release the liens on all the collateral owned by PESC, other than the Appalachian assets and the equity of QER, and the other guarantors; and (c) RBC will reconvey the overriding royalty interests to their respective grantors (or their designees) when and if the Appalachian assets or equity of QER are sold. Accordingly, the QER Term Loan is recourse only to QER and its assets. Other material terms of the QER Term Loan are as follows:
•	Interest Rate: LIBOR plus 4.00% or Base Rate plus 3.00%.

•	Maturity Date: June 30, 2013.

•	Payments: No interim payments. Mandatory prepayment of the net cash proceeds upon a disposition of the Appalachia assets owned by QER. Principal plus accrued interest is due at maturity.

•	Security Interest: Secured by the assets of QER and a pledge of its equity.
     In connection with the QER Term Loan, the Corporation has entered into an agreement with RBC that allows the Corporation to sell QER or substantially all of its assets and, in the event the proceeds are not adequate to repay the QER Term Loan in full, the Corporation has agreed to pay a portion of such shortfall in cash, stock or a combination thereof.
     There are no new amendment fees due with respect to the New Credit Agreements; however, past due amendment fees in the amount of approximately $1.6 million will be due on the closing date.
* * * * *
     The foregoing summaries are qualified in their entirety by reference to the Master Debt Restructuring Agreement, which is attached as Exhibit 10.3 and incorporated herein by reference, and to the New Credit Agreements, copies of which will be filed following closing.
The Midstream Loan Waiver Extension
     On September 2, 2010, the required lenders under the Midstream Loan agreed to an extension to September 30, 2010 of the waiver previously granted to the borrowers to waive any non-compliance with respect to the financial ratio covenants under such loan.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Master Debt Restructuring Agreement and the New Credit Agreements is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
     The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Purchase Agreement and the Securities is incorporated herein by reference.
Item 5.01 Changes in Control of Registrant.
     The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Purchase Agreement and the Securities is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
Press Release
     On September 2, 2010, the Corporation issued a press release announcing that it had entered into the Purchase Agreement with the Investor, and received an exception from the Nasdaq Listing Rules relating to stockholder approval of the transaction pursuant to the financial viability exception set forth in Nasdaq Listing Rule 5635(f). A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Nasdaq Listing Rules Exception
     In connection with the transactions contemplated by the Purchase Agreement, the Corporation requested and received from the Nasdaq Listing Qualifications Department an exception from the Nasdaq stockholder approval rules pursuant to the “financial viability exception” set forth in Nasdaq Listing Rule 5635(f). Absent this exception, Nasdaq Listing Rules would have required stockholder approval prior to issuance of the Securities. In order to obtain this exception, the Corporation was required to demonstrate to Nasdaq that the delay associated with the effort to secure stockholder approval would have seriously jeopardized its financial viability. As also required by Nasdaq, the Audit Committee of the Board of Directors expressly approved the Corporation’s reliance on this exception. A notice to stockholders regarding such reliance on the financial viability exception, or the Notice, will be mailed to stockholders in accordance with Nasdaq Listing Rules. Additionally, in accordance with Nasdaq Listing Rule 5635(f), the closing of the transactions contemplated by the Purchase Agreement can occur no earlier than ten days after the mailing of the Notice. A copy of the Notice is being furnished as Exhibit 99.2 to this Current Report on Form 8-K.

General
     The information furnished pursuant to Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed by the Corporation under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

4.1	Form of Certificate of Designations for the Series A Cumulative Redeemable Preferred Stock

4.2	Form of Certificate of Designations for the Series B Voting Preferred Stock

4.3	Form of Warrant

10.1	Securities Purchase Agreement

10.2	Form of Registration Rights Agreement

10.3	Master Debt Restructuring Agreement

99.1	Press release issued September 2, 2010

99.2	Notice to Stockholders Under Nasdaq Listing Rule 5635(f)

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSTROCK ENERGY CORPORATION
By:	/s/ David J. Klvac
David J. Klvac
Chief Accounting Officer

Date: September 3, 2010

EXHIBIT INDEX

No.	Description

4.1	Form of Certificate of Designations for the Series A Cumulative Redeemable Preferred Stock

4.2	Form of Certificate of Designations for the Series B Voting Preferred Stock

4.3	Form of Warrant

10.1	Securities Purchase Agreement

10.2	Form of Registration Rights Agreement

10.3	Master Debt Restructuring Agreement

99.1	Press release issued September 2, 2010

99.2	Notice to Stockholders Under Nasdaq Listing Rule 5635(f)